Exhibit 10.19

SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2004 by and among Thermadyne Holdings Corporation, a Delaware corporation (“Holdings”), and its subsidiaries (together with Holdings, the “Employers”), and Robert D. Maddox (“Employee”).

RECITALS

1.                                       Holdings, together with the other Employers, have emerged from bankruptcy under Chapter 11 of Title 11 of the United States Code as a public company, and management of Employers intend to operate and conduct the respective businesses of Employers to the best of their ability.

2.                                       Employers and Employee are parties to an Amended and Restated Executive Employment Agreement dated June 13, 2002 (the “Prior Employment Agreement”).

3.                                       This Agreement amends, restates and supercedes the Prior Employment Agreement in its entirety.

NOW THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employers and Employee do hereby covenant and agree as follows:

(a)                               Basic Employment Provisions

(i)                                     Employment and Term.  Employers hereby employ Employee (hereinafter referred to as the “Employment”) as Vice President Controller and Employee agrees to be employed by Employers in such capacity, all on the terms and conditions set forth herein.  The Employment shall be for a period (the “Employment Period”) that will (i) commence on March 12, 2004 (the “Effective Date”) and continue for at least one year thereafter (unless earlier terminated as provided herein) and (ii) renew on each anniversary of the Effective Date thereafter for a one-year period, on the same terms and conditions contained herein (unless earlier terminated as provided herein or Employee is timely provided a notice of nonrenewal as provided herein), such that the Employment Period shall extend for a period of one year from the date of each such extension.  The Employers must provide Employee with written notice not less than 90 days in advance of the applicable anniversary of the Effective Date in order to avoid renewal of the Employment Period on such anniversary as described above (“Non-Renewal Notice”).  A Non-Renewal Notice shall be deemed given on the date it is received by Employee.  If Employers elect not to renew the Employment Period in accordance with this Section 1(a),

Employee shall be entitled to continue to receive from Employers his then current basic compensation and benefits (to the same extent as provided in Section 4(d) in the event of a termination without cause) hereunder, such amount and benefits will continue to be paid in accordance with the payroll practices of Employers for a period equal to twelve (12) months from the expiration of the Employment Period.

(ii)                                  Duties.  Employee shall be subject to the direction and supervision of Holding’s Chief Executive Officer or his delegate (the “CEO”) and, as the Vice President Controller, shall have those duties and responsibilities which are assigned to him during the Employment Period by the CEO consistent with his position.  The parties expressly acknowledge that the Employee shall devote all of his business time and attention to the transaction of Employers’ businesses as is reasonably necessary to discharge his supervisory management responsibilities hereunder.  Employee agrees to perform faithfully the duties assigned to him to the best of his ability.

(b)                                 Compensation.

(i)                                     Salary.  Employers shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder (“Basic Compensation”).  As of the date this Agreement is signed, the initial Basic Compensation shall be $216,297 per annum.  Such Basic Compensation shall be reviewed no less frequently than annually by the CEO and may be adjusted by the CEO, subject to the approval of the Board of Directors. Such salary shall accrue and be payable in accordance with the payroll practices of Employers’ subsidiary or subsidiaries in effect from time to time.  All such payments shall be subject to deduction and withholding authorized or required by applicable law.

(ii)                                  Bonus.  During the Employment Period, Employee shall additionally participate in an annual bonus plan providing for an annual bonus opportunity of not less than 55% of Employee’s annual salary for the calendar years thereafter, paid in accordance with the terms set forth in Employers’ then current Management Incentive Plan.

(iii)                               Benefits.  During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made available to, and on the same terms as, other similarly situated executives of Employers, including, without limitation, 401(k) plans, tax qualified profit sharing plans and any other retirement plans, savings plans or deferred compensation plans, health, group life (excluding any optional additional coverage), short term disability, long term disability (not to exceed 60% of Employee’s Basic Compensation otherwise payable to him for the applicable period), hospitalization and such other benefit programs as may be approved from time to time by Employers for their executives.  Nothing herein shall affect Employers’ right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated executives.

(iv)                              Stock Options.  Holdings will grant Employee stock options (the “Options”) to purchase up to 25,000 shares the Common Stock of Holdings (the “Common Stock”) in accordance with the terms and conditions of Holdings’ stock option plan. The exercise price for the Options is equal to the closing bid price per share of the Common Stock on the over-the-counter market as of the close of business immediately preceding the date the grant was approved by the Board of Directors.  Subject in each case to Employee’s execution and delivery of this Agreement and continued Employment until the applicable vesting date, one-half of the Options will become vested and, subject to compliance with applicable securities laws, exercisable in three equal annual installments on August 1, 2004; August 1, 2005, and August 1, 2006, and the remaining one-half of the Options (the “Performance Options”) will become vested and, subject to compliance with applicable securities laws, exercisable in three equal annual installments on each of the first three anniversaries of the date of grant (each an “Installment Date”) if Holdings achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year.  If any Performance Options do not vest in any year due to the failure to meet the Return on Invested Capital Targets for such year, such Options shall vest on any subsequent Installment Date if Holdings has cumulatively achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such Targets were not achieved (after taking into account any portion of such Targets achieved in such prior years).

(c)                                  Termination.

(i)                                     Death or Disability.  Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee.  For the purpose of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been unable to perform the duties of his Employment due to mental or physical incapacity for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days within any 365 day period.

(ii)                                  Cause.  The CEO, subject to the approval of the Board of Directors, may terminate the Employment of Employee under this Agreement for Cause.  For the purposes of this Agreement, “Cause” shall be deemed to be (i) the conviction of a crime by Employee constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty by Employee that resulted in or was intended to result in gain to or personal enrichment of Employee at any of the Employers’ expense; (iii) the willful engaging by Employee in misconduct which is injurious to any of the Employers; (iv) Employee’s failure to comply with the material terms of this Agreement; (v) misappropriation by Employee of Employers’ funds; (vi) habitual abuse of alcohol, narcotics or other controlled substances by Employee; (vii) gross negligence in the performance of Employee’s duties and responsibilities hereunder; (viii) failure by Employee to comply fully with any lawful directives of the CEO or the Employers; (ix) failure by Employee to comply fully with any lawful directives of the Board of Directors of Holdings (the “Board”) adopted by formal written resolutions of the Board; (x) failure to perform or adhere to the Code of Ethics adopted by the Board, as the same may be amended by the Board from time to time, a copy of which has been delivered to Employee as adopted by the Board as of the date hereof; or (xi) Employee relocates his primary place of residence more than seventy-five (75) miles from the present location of Holdings’ corporate headquarters in St. Louis, Missouri (except if such relocation is expressly requested by Holdings).

(iii)                               Without Cause.  Any of the Employers, acting alone, may terminate the Employment of Employee under this Agreement without Cause.

(iv)                              Constructive Termination.  Employee may elect to terminate his Employment under this Agreement, effective immediately, upon a Constructive Termination Without Cause, as defined below, by providing Employer written notice within thirty days of Employee becoming aware of such Constructive Termination Without Cause.  For purposes of this Agreement, “Constructive Termination Without Cause” shall mean a termination of the Employee’s employment at his initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events:

(1)                                  any failure by the Employers to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employers within 30 days after receipt of written notice thereof given by the Employee;

(2)                                  without the Employee’s consent, any reduction in salary, bonus percentage, or material reduction in duties;

(3)                                  any purported termination by the Employers of the Employee’s employment otherwise than as expressly permitted by Section 3(b) of this Agreement;

(4)                                  any failure by the Employers to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent the Employers would be required to perform it if no such succession had taken place, provided, in either case, that the successor contemplated by Section 6 hereof has received, at least 10 days prior to the giving of notice of constructive termination by the Employee, written notice from the Employers or the Employee of the requirements of the provisions of Section 6 or of such failure;  or

(v)                                 if the Employers require the Employee to relocate his principal work site to a principal work site that is more than seventy-five (75) miles from Employee’s principal work site as of the date of this Agreement.

(d)                                 Compensation Following Termination.

(i)                                     Death.  If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to the death of Employee, this Agreement shall terminate, and no further compensation shall be payable to Employee’s estate, heirs or beneficiaries, as applicable, except that Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled to receive (i) Employee’s then current Basic Compensation through the end of the month in which Employee’s death occurred, (ii) a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year of Employee’s death and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, and (iii) any un-reimbursed expenses pursuant to Section 5 below, and, thereafter, Employers shall have no further obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits, if any, pursuant to Section 2(c).

(ii)                                  Disability.  If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to Employee’s total disability as determined thereunder, this Agreement shall terminate, and (i) Employers will continue the payment of Employee’s Basic Compensation at the then current rate until the earlier of (A) the benefits under any long-term disability insurance provided by Employers commences or (B) 180 days from the date of such total disability, (ii) Employers shall pay a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year Employee became totally disabled and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, and (iii) Employers shall pay any un-reimbursed expenses pursuant to Section 5 below.  Thereafter, Employers shall have no obligation for Basic Compensation or other compensation payments to Employee during the continuance of such total disability.

(iii)                               Termination for Cause or Voluntary Termination.  If the Employment Period is terminated for Cause or voluntarily by the Employee for reasons other than those described in Section 3(a) or 3(d) above, no further compensation or benefits shall be paid to Employee after the date of termination, but Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination.

(iv)                              Termination Without Cause; Constructive Termination.  If the Employment Period is terminated pursuant to Section 3(c) or 3(d) above, Employee shall be entitled (i) to continue to receive from Employers his then current Basic Compensation, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to 18 months, (ii) to receive his bonus pursuant to Section 2(b) for the year in which Employee is terminated, (iii) during such 18-month period, to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(c) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all Employers’ employees, and (iv) during such 18-month period, to a monthly automobile allowance as contemplated by Section 5 below; provided, however, that Employee shall no longer be entitled to participate in any of Employers’ 401K plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans.  Employee shall have the option to receive the present value of the compensation, bonus and benefits (at a 12% discount) described in the immediately preceding sentence in a lump sum payment, with such option to be exercised by Employee in writing within ten (10) days of termination and Employer shall make such lump sum payment within thirty (30) days of receiving the written notice from Employee.  In the event of Employee’s death during such 18-month period, such continuation of compensation, benefits and monthly automobile allowance shall cease upon Employee’s death.  In the event Employee obtains employment elsewhere during such 18-month period such compensation, benefits and monthly automobile allowance shall continue for the period described above notwithstanding such reemployment of Employee; provided, however, that Employers’ obligations for compensation bonus, benefits and monthly automobile allowance shall be reduced by the amount Employee receives from his new employer for compensation bonus, benefits and automobile allowance.  The sums received by Employee under this Section 4(d) shall be considered liquidated damages in respect of claims based on any provisions of this Agreement or any claims arising out of Employee’s employment with Employers, and the commencement of the payment of such sums by Employers shall not begin until Employee executes and delivers a general release of all claims in form and substance satisfactory to Employers.

(e)                                  Expense Reimbursement.  Upon the submission of properly documented expense account reports, Employers shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employers, including the ownership and use of a cellular phone, and an internet service provider account.  Employers shall provide Employee with a monthly car allowance of $500, less applicable withholdings.  Unless otherwise expressly provided in this Agreement, Employers’ obligations under this Section 5 shall terminate upon the termination of the Employment Period, except for any obligation to reimburse expenses that are incurred prior to such termination.

(f)                                    Assignability Binding Nature.  This Agreement shall be binding and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns.  No obligations of the Employers under this Agreement may be assigned or transferred by the Employers except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Holdings in which Holdings is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Employers, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Employers and such assignee or transferee assumes the liabilities, obligations and duties of the Employers, as contained in this Agreement, either contractually or as a matter of law.  Each Employer may, without the prior written consent of Employee, assign its rights and obligations under this Agreement, in whole or in part, including, without limitation, the rights and obligations set forth in Section 7 through Section 9, to any one or more of its affiliates or any entity that acquires a substantial part of its assets or a successor by merger, consolidation or other corporate restructuring.  As used in this Agreement, the “Employers” and “Holdings” shall mean the Employers and Holdings as hereinbefore defined, respectively, and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(g)                                 Confidential Information.

(i)                                     Non-Disclosure.  During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employers, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employers or any subsidiary of Employers without the prior written consent of the Board.

(ii)                                  Definition.  As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employers or any subsidiary of Employers, or their respective businesses, products and practices which information is not generally known in the business in which

Employers or any subsidiary of Employers is or may be engaged.  However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public from a source other than Employee, (ii) released in writing by Employers to the public or to persons who are not under a similar obligation of confidentiality to Employers and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employers, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by any of the Employers for the benefit of Employee.  In the event Employee believes that he is free to disclose or utilize Confidential Information under Section 7(b), he shall give written notice of the same to Employers at least 30 days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.

(iii)                               Return of Property.  Upon termination of the Employment, Employee will surrender to Employers all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employers or any subsidiary of the Employers, and all copies thereof, and all other property belonging to the Employers or any subsidiary of the Employers, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of any of the Employers.

(h)                                 Agreement Not to Compete.

(i)                                     Termination for Cause.  In the event that Employee is terminated for Cause or voluntarily terminates his Employment with Employers other than as a Constructive Termination Without Cause, Employee hereby agrees that for a period of 12 months following such termination, he shall not, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers are then engaged and situated within any country.  Nothing contained in this Section 8(a) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

(ii)                                  Termination Without Cause or for Disability; Constructive Termination.  In the event that the Employment of Employee is terminated by Employers without Cause or the non-renewal of the Employment Period by Employers or as a result of the total disability of Employee or by Employee as a Constructive Termination Without Cause, Employee hereby agrees that during the period that the Employers are required to make payment to Employee (regardless of whether Employee accepts such payment, elects to receive a lump sum of such payment, refuses to execute and deliver a general release as required hereunder or if such obligation is reduced in any way due to Employee’s employment elsewhere) pursuant to Section 4(b), Section 4(c) or Section 4(d) above, as applicable, neither he nor any affiliate shall, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any, corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers is then engaged and situated within any country.  Nothing contained in this Section 8(b) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

(i)                                     Agreement Not to Solicit Employees.  Employee agrees that, for a period of two (2) years following the termination by reason of voluntary termination by Employee or termination for Cause, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employers or any subsidiary of Employers, solicit or induce, or in any manner attempt to solicit or induce any person employed by, or any agent of, any Employers or any subsidiary of Employers to terminate his employment or agency, as the case may be, with any Employers or such subsidiary; provided that such limitations shall not apply if the contact with the employee, agent or consultant is initiated by a third party, not engaged or hired by Employee or any affiliate of Employee, on a “blind basis” such as through a head hunter.

(j)                                     Injunctive Relief and other Remedies.

(i)                                     Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 7, Section 8, Section 9 and this Section 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employers irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that Employers shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.

(ii)                                  In the event of Employee’s violation of the provisions of Section 7 after the Employment of Employee is terminated for any reason, Section 8 or Section 9, the right of Employee to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee subsequent to the termination of Employee’s Employment pursuant to this Agreement shall be returned to Employers by Employee within thirty (30) days after receipt of written notice from Employers of such violation.  The injunctive remedies and other remedies described in this Section 10 are cumulative and in addition to any other rights and remedies Employers may have.

(k)                                  No Violation.  Employee hereby represents and warrants to Employers that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of Any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

(l)                                     Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

(m)                               Notices.  All Notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employers:	Thermadyne Holdings Corporation
Attn: Chief Executive Officer
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636.728.3010

and

Thermadyne Holdings Corporation
Attn: Vice President and General Counsel
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636.728.3011

Employee:	16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017

(n)                                 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement.  In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(o)                                 Amendments.  This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employers and by Employee.

(p)                                 Waiver.  Except as otherwise provided herein, no delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power or be construed as a waiver thereof.  A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.  Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

(q)                                 Counterparts; Reproduction.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement, and any copy, facsimile or other reliable reproduction of this Agreement may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.

(r)                                    Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Missouri.

(s)                                  Resolution of Disputes; Arbitration.  Any dispute arising out of or relating to this Agreement or Employee’s employment with Employers or the termination thereof shall be resolved first by negotiation between the parties.  If such negotiations leave the matter unresolved after 60 days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The parties shall be responsible for their own costs and expenses under this Section 19.

(t)                                    Payment Upon Death of Employee.  In the event of the death of Employee during the term hereof, any unpaid payments due either prior to Employee’s death or after Employee’s death shall be payable as designated by Employee prior to his death in writing to Employers.  In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate prior to his death, or withdraws all such designations, said payments thereafter shall be made to Employee’s estate.

(u)                                 Prior Employment Agreements.  This Agreement supersedes any and all other employment, change-in-control, severance or similar agreements between Employee and Employers, including, without limitation, the Prior Employment Agreement and the Letter Agreement.  Employee irrevocably waives all rights, if any, to claim that Employee’s employment under the Prior Employment Agreement was terminated, constructively or otherwise, prior to the date hereof.

(v)                                 Jointly and Severally Liable.  Each of the Employers that have signed below is a party to this Agreement and is jointly and severally liable for the obligations of Employers set forth in this Agreement.

(w)                               Employee Acknowledgements.  Employee acknowledges and agrees that (a) he has read this Agreement; (b) he is fully competent to execute this Agreement which he understands to be contractual; (c) he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect and to consult with counsel regarding same; and (d) without reliance on any representation of any kind or character not expressly set forth herein.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Executive Employment Agreement as of the date first above written.

EMPLOYEE:

\s\ Robert D. Maddox
Robert D. Maddox

EMPLOYERS:
Thermadyne Holdings Corporation

By:	\s\ James H. Tate
James H. Tate
Title:	Sr. Vice President and CFO